Exhibit 10.10

SEPARATION, NON-COMPETITION AND CONSULTING AGREEMENT

THIS SEPARATION, NON-COMPETITION AND CONSULTING AGREEMENT (the “Agreement”) is made this 2nd day of March, 2015, by and between WSFS Financial Corporation (the “WSFS”), Alliance Bancorp, Inc. of Pennsylvania (“Alliance”), and Dennis D. Cirucci (the “Executive”) on the terms and conditions set forth below:

WHEREAS, the Executive has been employed by Alliance and will remain an employee of Alliance through the closing of the merger (the “Merger”) and the other transactions contemplated by the Agreement and Plan of Reorganization by and between WSFS and Alliance, dated March 2, 2015 (the “Merger Agreement”);

WHEREAS, Alliance, WSFS and their respective affiliates are engaged in the business of acting as a commercial or retail banking business (the “Business”);

WHEREAS, the Executive will terminate his employment with Alliance effective and contingent upon the closing of the Merger (the “Termination Date”);

WHEREAS, the Executive has agreed to become a consultant to WSFS for a period of six (6) months, effective and contingent upon the closing of the Merger;

WHEREAS, the Executive, Alliance and WSFS wish to settle, compromise and resolve any and all claims that the Executive may have against Alliance and/or WSFS, including claims under the Executive’s employment agreement with Greater Delaware Valley Savings Bank (doing business as Alliance Bank) dated December 17, 2014 (the “Employment Agreement”), in order to facilitate completion of the Merger; and

WHEREAS, WSFS has, as part of this agreement, agreed to provide the Executive with certain special benefits that it was not otherwise obligated to provide, including that WSFS will not dispute the Executive’s claim that he has “Good Reason” (as that term is defined in the Employment Agreement) to terminate employment as of the Termination Date.

NOW THEREFORE, the Executive, Alliance, and WSFS hereby agree to the following:

1. Effective Date and Contingency. This Agreement shall be effective upon the closing of the Merger. None of the parties to this Agreement shall have any rights or obligations set forth in this Agreement before it becomes effective. This Agreement shall be null and void if, and at such time as, the Merger Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Merger Agreement).

2. Separation from Employment. The Executive’s employment with Alliance shall terminate as of the Termination Date. Alliance will pay the Executive all salary and vacation benefits payable through the Termination Date, subject to standard withholdings and deductions, in accordance with its normal payroll processes.

3. Compensation and Benefits. WSFS agrees to provide the Executive with the following payments and benefits in connection with his termination of employment and in exchange for the promises and releases made by the Executive within this Agreement:

(a) WSFS shall pay the Executive a lump sum payment in the amount of $990,687, subject to deductions and withholdings that WSFS determines are required by law (the “Separation Payment.”). The Separation Payment will be made within ten (10) business days following the Termination Date.

(b) (i) WSFS shall enable the Executive to continue to participate, at no cost to the Executive, in all group insurance, life insurance, health and accident insurance, and disability insurance plans maintained by WSFS on substantially similar terms as those offered by Alliance immediately before the Termination Date. The Executive’s continued participation will continue until June 30, 2018, or, if earlier, the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph).

(ii) If the continued participation of the Executive in any such group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code (the “Code”), or during such period any such group insurance plan is discontinued, then WSFS shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Termination Date (provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code), or (ii) pay to the Executive within ten (10) business days following the Termination Date (or within ten (10) business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to WSFS of providing continued coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Termination Date (or the discontinuation of the benefits if later), as increased by 10% each year.

(iii) Any insurance premiums payable by WSFS or any successor pursuant to this section shall be payable at such times and in such amounts as if the Executive was an employee of WSFS, subject to any increases in such amounts imposed by the insurance company or COBRA, with WSFS paying the full amount of such premiums, including any employee portion of the premiums that the Executive would have been required to pay if he was an employee of WSFS. The amount of insurance premiums required to be paid by WSFS in any taxable year shall not affect the amount of insurance premiums required to be paid by the WSFS in any other taxable year.

(c) WSFS shall pay to the Executive, in a lump sum within ten (10) business days following the Termination Date, a cash amount equal to $63,268 pursuant to Section 5(d)(v) of the Employment Agreement.

(d) WSFS shall transfer to the Executive the title on the company-provided automobile currently used by the Executive. Such title transfer shall occur within ten (10) business days following the Termination Date, without the payment of any consideration by the Executive.

(e) WSFS shall pay to the Executive, in a lump sum within ten (10) business days following the Termination Date and in exchange for the promises made by the Executive in paragraphs 5, 6 and 9 of this Agreement, a cash amount equal to $400,000.

4. No Other Obligations. Except as set forth in the preceding paragraphs and except as required under any “Alliance Benefit Plan” (as defined in the Merger Agreement), neither WSFS nor Alliance shall have any obligation to make any further payments to or for the Executive’s benefit with respect to his services before the Termination Date.

5. Consulting. During the six-month period beginning on the Termination Date, the Executive shall make himself available to provide consulting services upon the reasonable request of WSFS. The parties hereto agree that the level of consulting services during such period shall be at a level that is less than 20% of the average level of services provided by the Executive to Alliance and its subsidiaries during the 36-month period immediately preceding the Termination Date and that the Executive shall have a “separation from service” as defined in Section 409A of the Code as of the Termination Date.

6. Release. The Executive agrees to sign a release substantially in the form attached as Exhibit A to this Agreement on the Termination Date.

7. Return of Property. The Executive represents and covenants that he will return, on or before the expiration of the consulting period, to WSFS all documents, other materials and property in his possession, custody or control that refer or relate to Alliance’s or WSFS’s business, in whatever form, format or medium including, but not limited to papers, documents, letters, invoices, notes, memoranda, keys, records, customer and supplier lists, customer and supplier materials or documents, computer hardware and software, computer data, office equipment, and employment records, provided that mobile devices and laptops shall be retained by the Executive after all employer-related data is removed in accordance with Alliance’s policies. Further, by executing this Agreement, the Executive is certifying that any documents and other materials relating to Alliance and affiliated entities that are stored on non-Alliance hardware or software within the Executive’s possession, custody or control have been returned or will be returned, have not been and will not be duplicated or reproduced and have not been and will not be transmitted to third parties, other than service providers to Alliance in the ordinary course and other than those identified by the Executive in writing and disclosed to WSFS prior to the execution of the Agreement.

8. Recognition of Alliance’s and WSFS’s Legitimate Interests. The Executive acknowledges and agrees that Alliance has invested substantial resources and time to developing the contacts and goodwill with its customers, potential customers, suppliers, vendors and employees, all of which are highly valuable assets to Alliance and WSFS. The Executive acknowledges and agrees that Alliance has spent and will continue to spend substantial effort, time and resources in developing and protecting its relationships with its customers, potential customers, suppliers, vendors and employees. The Executive acknowledges and agrees that during the Executive’s tenure with Alliance, the Executive has had access to and learned confidential and proprietary information relating to Alliance. The Executive acknowledges and agrees that Alliance’s and WSFS’s competitors would obtain an unfair competitive advantage if the Executive were to disclose Alliance’s or WSFS’s Confidential Information (as defined below) to a competitor, used it on a competitor’s behalf, or if the Executive were able to exploit the relationships the Executive developed as an employee of Alliance to solicit business on behalf of a competitor.

9. Non-Disclosure of Confidential Information.

(a) As used in this Agreement, the term “Confidential Information” means any and all of Alliance’s trade secrets, confidential and proprietary information and all other information and data of Alliance that is generally unknown to third persons who could derive economic value from its use or disclosure including, but not limited to, non-public customer information, including customer lists, customer requirements, customer needs, customer purchasing histories and customer sales trends; product and services cost pricing and varying supplies and vendor information including costs, discount and rebate programs, logistics information; and operational, financial and marketing information propriety to or held confidential by Alliance. Confidential Information may be contained in writing or other tangible medium of expression, including work product created by the Executive in rendering services for Alliance. The Executive acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of Alliance and WSFS.

(b) The Executive will not use or disclose to others any of Alliance’s or WSFS’s Confidential Information, except as authorized in writing by WSFS. The Executive agrees that Alliance owns the Confidential Information and the Executive has no rights, title or interest in any of the Confidential Information.

(c) The Executive’s confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to any information that becomes generally known to the public through no fault or action of the Executive.

10. Post-Employment Covenants. The Executive acknowledges and agrees that the following covenants are reasonably necessary to protect the legitimate business interests of Alliance and WSFS, including the protection of Alliance’s and WSFS’s Confidential Information and goodwill, and that these covenants are an essential part of and consideration for, this Agreement.

(a) Nondisparagement. The Executive agrees that he shall not make any negative public or private statements concerning Alliance, WSFS, any of their respective affiliates or any of their respective officers, employees or members.

(b) Non-Compete. The Executive hereby covenants and agrees that, for a period commencing on the Termination Date and terminating on the 18-month anniversary of the Termination Date (the “Restricted Period”), such Executive shall not, within the Commonwealth of Pennsylvania, the State of Maryland or within fifty (50) miles of 541 Lawrence Road, Broomall, Pennsylvania 19008, without WSFS’s prior written consent, directly or indirectly, either for himself or for any other individual, corporation, partnership, limited liability company, joint venture or other entity (each an “Entity” and collectively, the “Entities”) other than for WSFS or its Affiliates, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the Business; provided, that if, as of the date hereof, the Executive holds not more than a 5% direct or indirect equity interest in such Entity, then the Executive may retain such ownership interest without being deemed to “participate” in the Business conducted by such Entity. For purposes of this Agreement, the term “participate” shall mean having more than a 3% direct or indirect ownership interest in any Entity, whether as a sole proprietor, investor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, member, supervisor, employee, agent, consultant or otherwise), with respect to the Business.

(c) Non-Solicit of Customers. The Executive covenants and agrees that during the period commencing on the Termination Date and terminating on the two-year anniversary of the Termination Date, the Executive shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without WSFS’s prior written consent (other than for the benefit of WSFS or its Affiliates), solicit, contact, call upon, communicate with or attempt to communicate with any Person that is or was a customer of Alliance (excluding general solicitations of the public that are not based in whole or in part on any list of customers of Alliance) during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business.

(d) Non-Solicit of Employees. The Executive covenants and agrees that during the period commencing on the Termination Date and terminating on the two-year anniversary of the Termination Date, the Executive shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of WSFS, solicit or induce any employee of Alliance, WSFS or any of their respective subsidiaries to leave the employ of such entities (excluding general solicitations of the public that are not based in whole or in part on any list of employees of such entities).

11. Breach. In the event of a breach or threatened breach of paragraphs 9 or 10 hereof, the Executive agrees that WSFS shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that monetary damages would be inadequate and insufficient, such that a court may award equitable relief.

12. Cooperation. The Executive agrees and covenants that the Executive shall in good faith and to the best of the Executive’s ability, to the extent reasonably requested, cooperate with and serve in any capacity requested by Alliance or WSFS in any employment or business dispute, investigation, proceeding or pending or threatened litigation (together, “Litigation”) in which Alliance, WSFS, any affiliate or any of their respective members, officers or employees is a party, and regarding which the Executive, by virtue of the Executive’s employment with Alliance or consulting with WSFS, has knowledge or information. Such cooperation and service in any such Litigation shall include, without limitation, acting as Alliance’s or WSFS’s representative, on behalf of Alliance or WSFS, or refraining from acting against the interest of Alliance or WSFS, any affiliate or any of their respective members, officers or employees. The Executive further agrees and covenants that, in any such Litigation, the Executive shall, without the necessity for subpoena, provide in any jurisdiction in which Alliance or WSFS request, truthful testimony relevant to said Litigation. In the event the Executive provides such services following the expiration of the consulting period, then he shall be reimbursed for such services at a rate equal to his final base salary prior to the Termination Date computed on an hourly basis.

13. No Admission. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by Alliance or WSFS of any violation of any law or regulation or of any liability whatsoever under any law or regulation. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

14. Severability. If any provision of this Agreement is illegal, invalid or unenforceable or is held to be illegal, invalid or unenforceable, the Executive agrees that such provision shall be fully severable with respect to scope, time and geographic area, and this Agreement and its terms in such lesser scope, time and geographic area shall be construed and enforced as if such unenforceable or invalid provision had never been a part of this Agreement.

15. No Waiver. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

16. Acknowledgments and Affirmations. The Executive affirms that he has not filed, caused to be filed or presently is a party to any claim against Alliance or WSFS.

17. Complete Agreement. This Agreement supersedes any and all prior agreements between the Executive and Alliance or WSFS, whether written or oral, including the Employment Agreement, except that the following provisions of the Employment Agreement shall continue in full force and effect: Section 6. Payment of Additional Benefits under Certain Circumstances; Section 20. Payment of Costs and Legal Fees and reinstatement of Benefits; and Section 21. Indemnification. Except as set forth in the preceding sentence with respect to various sections of the Employment Agreement, this Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be amended only in writing by the parties hereto.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles) and any dispute pertaining to or arising out of this Agreement shall be brought only in the state or federal courts located within the State of Delaware. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located within the State of Delaware.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

20. Assignment. The Executive represents and warrants that he has not assigned or in any other manner conveyed any right or claim that he has or may have to any third party, and he shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, this Agreement, or the consideration, monetary or other, to be received by him hereunder. Alliance or WSFS may assign their rights and obligations under this Agreement to any third party at their discretion.

IN WITNESS WHEREOF, Alliance, WSFS, and the Executive have signed this Agreement on the dates set forth below:

WSFS			ALLIANCE

By:	/s/Rodger Levenson	By:	/s/Dennis D. Cirucci
Name:	Rodger Levenson	Name:	Dennis D. Cirucci
Title:	Executive Vice President and	Title:	President and Chief Executive
	Chief Commercial Banking Officer		Officer

Dated:	March 2, 2015		Dated:	March 2, 2015

EXECUTIVE

/s/Dennis D. Cirucci
Dennis D. Cirucci

Dated:	March 2, 2015

EXHIBIT A

RELEASE

I, Dennis D. Cirucci, on behalf of myself and my heirs, executors, administrators and assigns, hereby release, waive and forever discharge Alliance, WSFS, their affiliates, predecessors, successors, parent company or assigns, and their respective directors, officers, trustees, employees, representatives and agents (the “Released Parties”) from, and agree not to sue or bring any other action against all or any of the Released Parties based on, any past or present duties, or responsibilities of any of the Released Parties, and any and all claims or liabilities of whatever kind or nature, that I ever had or which I now have, at the time of or prior to my execution of this release, known or unknown, including, but not limited to, claims in tort or contract; breach of fiduciary duty; defamation; emotional distress; wrongful or unlawful discharge; claims for bonuses, severance pay, vacation leave, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment or common laws, statutes or amendments thereto, including, but not limited to: (a) age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq. as amended by the Older Workers Benefit Protection Act; (b) any race, color, religion, sex or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (c) any claim under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq.; (d) claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1001 et seq. (excluding claims for vested benefits); (e) any claim under the National Labor Relations Act (“NLRA”), 29 U.S.C. § 151 et seq.; (f) claims under the Worker Adjustment and Retraining Notification Act (“WARN”), 20 U.S.C. § 2101 et seq.; (g) claims under any state discrimination in employment statute; (h) any claims related to or arising out of the Executive entering into this Agreement; (i) any claims related to or arising out of the Executive’s former employment with and the termination of the Executive’s employment and separation from Alliance or WSFS, including but not limited to a claim for wrongful discharge in violation of public policy; or (j) any claims for damages due to personal injury or for compensatory or punitive damages.

Notwithstanding any provision of this release to the contrary, (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Executive may possess under the terms of the Separation, Non-Competition and Consulting Agreement (the “Agreement”) or the terms of the Employment Agreement preserved by Section 17 of the Agreement, and (z) the Executive does not waive or release any right that the Executive may have related to (i) vested benefits under any Alliance Benefit Plan, (ii) any breach of the Agreement, (iii) any claim or right that may arise after the Executive signs this release, (iv) any accrued but unused compensation as of the Termination Date, (v) his rights as a stockholder, depositor or borrower of Alliance or WSFS, (vi) his rights as the holder of unexercised stock options to purchase common stock of Alliance, or (vii) any right or benefit that cannot be waived as a matter of law.

I specifically acknowledge and represent that: (a) I have been given a period of at least forty-five (45) days to consider the terms of this release, (b) the terms of this release are clear and understandable, (c) the benefits that WSFS and Alliance are providing to me under the Separation and Consulting Agreement to which this release is attached exceed the benefits that I was otherwise entitled to receive as an employee of Alliance or WSFS, (d) I have been advised to consult with an attorney of my choice prior to signing this release, and (e) I have been advised that I have the right to revoke this release at any time within the seven (7) day period following the date on which I sign the release.

All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

The Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period following the execution of this release.

EXECUTIVE

Dennis D. Cirucci

DATED:

[Addendum Including Age Discrimination Information to be Included in Final Release.]

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